UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 23, 2012 (July 17, 2012)

Date of Report (Date of earliest event reported):

PROTECTIVE LIFE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-11339	95-2492236
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South

Birmingham, Alabama 35223

(Address of principal executive offices and zip code)

(205) 268-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Material Definitive Agreement

On July 17, 2012, Protective Life Corporation (the “Company”) and Protective Life Insurance Company, a wholly-owned subsidiary of the Company (“PLICO”, and together with the Company, the “Borrowers”), entered into a Credit Agreement (the “Credit Agreement”) with the several lenders from time to time a party thereto, Regions Bank, as Administrative Agent, and Wells Fargo Bank, National Association, as Syndication Agent, to provide for a new $750 million five-year unsecured revolving credit facility (the “New Credit Facility”).  The Credit Agreement includes a $500 million sublimit for the potential issuance of letters of credit and a $20 million sublimit for swing line advances.

The Borrowers have the right in certain circumstances to request that the commitment under the New Credit Facility be increased to a maximum amount of $1 billion.  Borrowings made available under the New Credit Facility may be used for general corporate purposes (including the refinancing of indebtedness).  Borrowings under the New Credit Facility must be repaid by July 17, 2017.  The Credit Facility replaced the Borrowers’ existing $500 million credit facility with a maturity date of April 16, 2013 (the “2008 Credit Facility”).  The 2008 Credit Facility, and the related Amended and Restated Credit Agreement (the “2008 Credit Agreement”) among the Borrowers, the several lenders from time to time a party thereto, and Regions Bank, as Administrative Agent, was terminated on July 17, 2012.

Revolving credit borrowings under the New Credit Facility will bear interest at a rate equal to, at the option of the Borrowers, (i) the London Interbank Offered Rate (LIBOR), for the applicable period, plus a spread based on the ratings of the Company’s senior unsecured long-term debt (the “Company’s Senior Debt”) (currently 1.20%), or (ii) the sum of (A) a rate equal to the highest of (x) the Administrative Agent’s prime rate, (y) 0.50% above the Federal Funds rate, or (z) the one-month LIBOR plus 1.00% and (B) a spread based on the ratings of the Company’s Senior Debt (currently 0.20%).  The New Credit Facility also provides for a facility fee at a rate that also varies with the ratings of the Company’s Senior Debt (currently 0.175%) and that is calculated on the aggregate amount of commitments under the New Credit Facility, whether used or unused.

The Credit Agreement contains, among other provisions, covenants requiring the maintenance of certain financial ratios and restricting the indebtedness that the Borrowers and their subsidiaries can incur. Amounts due under the New Credit Facility may be accelerated upon an “event of default”, as defined in the Credit Agreement, such as a breach of a covenant, material inaccuracy of a representation or the occurrence of bankruptcy, if not otherwise waived or cured, among others. The Credit Agreement also contains customary representations and warranties.

From time to time, in the ordinary course of business, certain lenders and their agents (and their respective subsidiaries or affiliates) under the Credit Agreement have provided and may in the future provide, investment banking, underwriting, commercial banking, trust and other advisory services to the Company, its subsidiaries or affiliates.  These parties have received, and may in the future receive, customary compensation from the Company, its subsidiaries or affiliates, for such services.  In addition, certain of the lenders under the New Credit Facility or their affiliates may, from time to time, engage in transactions with or perform services for the Company in the ordinary course of business.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02.              Termination of a Material Definitive Agreement

The disclosure set forth in Item 1.01 above is incorporated herein by reference.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description

10.1

Credit Agreement, dated as of July 17, 2012, among Protective Life Corporation and Protective Life Insurance Company, as borrowers, the several lenders from time to time a party thereto, Regions Bank, as Administrative Agent, and Wells Fargo Bank, National Association, as Syndication Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTECTIVE LIFE CORPORATION

/s/ Steven G. Walker
Steven G. Walker
Senior Vice President, Controller
and Chief Accounting Officer

Dated: July 23, 2012